Exhibit 10.7

Cancer Prevention Pharmaceuticals, LLC 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

Christopher Richied	February 1, 2013

Dear Christopher:

It is our pleasure to offer you employment at Cancer Prevention Pharmaceuticals, Inc. (the “Company”) as Chief Financial Officer for the Company. Your place of work will be the CPP headquarters at 1760 E. River Road, Suite 250, Tucson, AZ 85718 beginning February 1, 2013 as a Part-Time Employee (20 hours per week). You will convert to full-time status at a mutually acceptable date. The following outlines the key elements of your employment:

1.    Salary; Equity Awards

Your starting annual salary will be $102,000.00 (which reflects an adjustment for your half-time status from a nominal $204,000 full-time annual salary) payable in bi-weekly installments and subject to deductions for taxes and other withholdings as required by law and the polices of the Company.

Your annual salary will be subject to adjustment based on an annual review of your performance during the previous year, the Company’s overall performance during that year, and the Company’s policy then in effect for salary adjustments. The first review of your performance and annual salary will occur at the end of the Company’s fiscal year in which your employment began.

In connection with the services you have provided the Company as a consultant, the Company earlier granted you an Award of restricted stock under the Company’s 2010 Equity Incentive Plan. That Award was governed under a separate agreement. For purposes of that agreement, your acceptance of employment will be deemed a continuation of your status as a Service Provider to the Company and will not interrupt the running of the Period of Restriction under that agreement.

2.    Benefits

You will be eligible to participate in the Company’s benefit programs. These programs include:

a.	Medical, dental, and vision insurance for you and your dependents, which may require a modest contribution on your part based on Company policy.

www.CanPrevent.com

b.	The Company’s 2010 Equity Incentive Plan. In addition to the award mentioned above, you may be eligible for additional awards in recognition of your service.

c.	Ten paid holidays, (New Year’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving-2 days, Christmas-2 days, and one “floating holiday” defined per company policy.

d.	Paid time off (PTO) is accrued throughout the duration of employment, including ten paid vacation days.

e.	Reimbursement of business expenses in accordance with Company policy in effect at the time.

3.   Duties and Responsibilities

A Chief Financial Officer is classified as a regular, exempt position. Although you will begin your employment on a half-time basis, your role in the position, and the concomitant tasks and responsibilities, are expected to grow such that the position will be full time. Your duties and responsibilities include managing accounting, finance, fundraising, and other related CFO duties. You will report to Jeffrey Jacob, the CEO.

4.   Start Date

It is recognized that your duties will begin on February 1, 2013.

As a condition to your accepting employment, you must sign and deliver to the Company its standard Employee Intellectual Property, Confidentiality and Non-Compete Agreement before your start date.

You will be an at-will employee and this letter is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time.

This offer for employment is in effect for ten days. If not accepted by the end of that ten-day period, the offer for employment will be deemed withdrawn.

We are looking forward to your joining Cancer Prevention Pharmaceuticals.

Sincerely,

/s/ Jeffrey Jacob
Jeffrey Jacob	Agreed to and Accepted by:
CEO
/s/ Christopher Richied
	Date	8/29/13

www.CanPrevent.com